                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                         Superior Energy Services, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]      No Fee Required

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1) Title of each class of securities to which transaction applies:

                  -------------------------------------------------------------

         2)       Aggregate number of securities to which transaction applies:

                  -------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  -------------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:

                  -------------------------------------------------------------

         5)       Total Fee Paid:

                  -------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

                  -------------------------------------------------------------

         2)       Form, Schedule or Registration Statement No.:

                  -------------------------------------------------------------

         3)       Filing Party:

                  -------------------------------------------------------------

         4)       Date Filed:

                  -------------------------------------------------------------

                     [SUPERIOR ENERGY SERVICES, INC. LOGO]

                         SUPERIOR ENERGY SERVICES, INC.
                                1105 PETERS ROAD
                            HARVEY, LOUISIANA 70058

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the holders of common stock of Superior Energy Services, Inc.:

     The annual meeting of stockholders of Superior Energy Services, Inc. (the "Company") will be held at 201 St. Charles Avenue, 52nd Floor, New Orleans, Louisiana 70170, on Tuesday, June 4, 2002, at 12:00 p.m., New Orleans time, to consider and vote on:

          1. The election of directors;

          2. The Superior Energy Services, Inc. 2002 Stock Incentive Plan; and

          3. Such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of the Company's common stock at the close of business on April 5, 2002 are entitled to notice of and to vote at the annual meeting.

     Even if you now expect to attend the annual meeting, you are requested to mark, sign, date, and return the accompanying proxy in the enclosed addressed, postage-paid envelope. If you attend the annual meeting, you may vote in person, whether or not you have sent in your proxy. A proxy may be revoked at any time prior to the voting thereof.

                                          By Order of the Board of Directors

                                          /s/ GREG ROSENSTEIN

                                          GREG ROSENSTEIN
                                          Secretary

Harvey, Louisiana
May 3, 2002

                     [SUPERIOR ENERGY SERVICES, INC. LOGO]

                         SUPERIOR ENERGY SERVICES, INC.
                                1105 PETERS ROAD
                            HARVEY, LOUISIANA 70058

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 3, 2002

     This Proxy Statement is furnished to the stockholders of Superior Energy Services, Inc. (the "Company") in connection with the solicitation on behalf of the Board of Directors (the "Board") of proxies for use at the annual meeting of stockholders to be held on June 4, 2002, at the time and place set forth in the accompanying notice and any adjournment thereof (the "Meeting").

     Only stockholders of record as of the close of business on April 5, 2002 are entitled to notice of and to vote at the Meeting. On that date, 73,682,694 shares of common stock, $0.001 par value per share (the "Common Stock"), were outstanding, each of which is entitled to one vote.

     A stockholder may revoke the enclosed proxy at any time prior to its exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. A stockholder who votes in person at the Meeting in a manner inconsistent with a proxy previously filed on the stockholder's behalf will be deemed to have revoked such proxy as it relates to the matter voted upon in person. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Unless otherwise marked, properly executed proxies in the form of the accompanying proxy card will be voted for the election of the nominees to the Board listed below and for the approval of the proposal outlined herein.

     This Proxy Statement is first being mailed to stockholders on or about May 3, 2002 and the cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, the Company retained Georgeson Shareholder to aid in the solicitation of proxies at an estimated fee of $6,500. Proxies may also be solicited by personal interview, telephone and telegraph. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and the Company will, upon request, reimburse them for their expenses in so acting.

                             ELECTION OF DIRECTORS

VOTING PROCEDURE

     The Company's Bylaws authorize the Board to fix the number of directors. Pursuant thereto, the Board has fixed the number of directors to be elected at the Meeting at six, and proxies cannot be voted for a greater number of persons. Unless authority is withheld, the persons named in the enclosed proxy will vote the shares represented by the proxies received by them for the election of the six nominees named below to serve until the next annual meeting and until their successors are duly elected and qualified.

     Unless authority to vote for the election of directors is withheld, the proxies solicited hereby will be voted FOR the election of each individual named below as a director or nominee. If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve. Under the Company's Bylaws, directors are elected by a plurality vote.

INFORMATION ABOUT DIRECTORS

     The only incumbent director not to stand for re-election is Robert E. Rose, who declined nomination to devote more time to his personal affairs. The following sets forth certain information, as of March 31, 2002, about the directors who have been nominated for re-election and the nominee to replace Mr. Rose.

     Richard A. Bachmann, age 57, has served as a Director of the Company since July 1999. He has been Chairman, President and Chief Executive Officer of Energy Partners, Ltd., an independent oil and gas exploration company, since its formation in March 1997. From 1995 to January 1997, he served as director, president and chief operating officer of The Louisiana Land and Exploration Company ("LL&E"), an independent oil and gas exploration company. From 1982 to 1995, Mr. Bachmann held various positions with LL&E, including director, executive vice president, chief financial officer and senior vice president of finance and administration. From 1978 to 1981, Mr. Bachmann was treasurer of Itel Corporation. Prior to 1978, Mr. Bachmann served with Exxon International, Esso Central America, Esso InterAmerica and Standard Oil of New Jersey. Mr. Bachmann is also a director of Penn Virginia Corporation, a developer of national gas deposits and mineral leases.

     Joseph R. Edwards, age 29, has served as a Director of the Company since December 2001. Mr. Edwards is currently a vice president of First Reserve Corporation ("First Reserve"), a corporate manager of private investments focusing on the energy and energy-related sectors. Mr. Edwards has served in various capacities at First Reserve since joining First Reserve in March 1998. From July 1995 until March 1998, Mr. Edwards was a member of the corporate finance team of Simmons & Company International, a Houston-based, energy-focused investment banking firm.

     Ben A. Guill, age 51, has served as a Director of the Company since July 1999. Mr Guill is President of First Reserve, which he joined in September 1998. Prior to joining First Reserve, Mr. Guill spent 18 years with Simmons & Company International, where he served as Managing Director and Co-Head of Investment Banking. Mr. Guill also serves as a director of Destiny Resource Services Corp., National-Oilwell, Inc., TransMontaigne, Inc., and Chicago Bridge and Iron Company N.V.

     Terence E. Hall, age 56, has served as the Chairman of the Board, Chief Executive Officer, President and a Director of the Company since December 1995. Since 1989, he has also served as President and Chief Executive Officer of Superior Energy Services, L.L.C., and Connection Technology, L.L.C., and their predecessors, both of which are wholly-owned subsidiaries of the Company.

     Richard A. Pattarozzi, age 58, has been nominated to serve as a Director. Mr. Pattarozzi retired as Vice President of Shell Oil Company in January 2000. He also previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. Mr. Pattarozzi serves on the Board of Directors of Global Industries, Ltd., Stone Energy, Inc., Transocean Sedco Forex, Inc., OSCA, Inc., and Tidewater, Inc. He received a BS degree in Civil Engineering from the University of Illinois.

     Justin L. Sullivan, age 62, has served as a Director of the Company since December 1995. Mr. Sullivan has been a private investor and has served as a business consultant since May 1993. Prior to May 1993, he held senior management positions with various companies in the forest products industry. Mr. Sullivan also has been an accounting faculty member of the University of New Orleans and Tulane University.

BOARD COMMITTEES

     The Board has an Audit and Compensation Committee, but does not have a nominating committee since the selection of nominees to serve on the Board is governed by the Company's stockholders' agreement with First Reserve described under "Certain Relationships and Related Transactions." The current members of the Audit Committee are Messrs. Sullivan, Bachmann and Rose. The Audit Committee, which met six times during 2001, is responsible for assisting the Board in fulfilling its fiduciary duties to the Company's stockholders with respect to financial matters. In fulfilling this responsibility, the Audit Committee has oversight responsibility for the Company's financial statements and its financial reporting process, systems of internal accounting and financial controls and the annual independent audit of its financial statements, as established by Company management and the Board.

     The current members of the Compensation Committee are Messrs. Guill and Rose. The Compensation Committee met twice during 2001. The Compensation Committee is responsible for administering the Company's stock incentive plans and performing such other functions as may be prescribed by the Board.

     In 2001, the Board held five meetings. Each director attended 75% or more of the Board and committee meetings of which he was a member that were held during the period in which he served.

DIRECTOR COMPENSATION

     Each director who is not a full-time employee of the Company is paid a director's fee of $15,000 annually, plus $1,000 for each Board and committee meeting attended. Directors are also reimbursed for reasonable expenses incurred in attending Board and committee meetings. Under the Company's 1999 Stock Incentive Plan (the "1999 Plan"), directors who are not also full-time employees of the Company receive options to acquire 20,000 shares of the Company's Common Stock on the date such person first becomes a member of the Board and an option to acquire 5,000 shares of the Company's Common Stock on the day following each annual meeting of stockholders, if shares of the Company's Common Stock remain available for grant under the 1999 Plan.

                                STOCK OWNERSHIP

COMMON STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS

     The following table indicates the beneficial ownership, as of April 15, 2002, of the Company's Common Stock by each person known by the Company to own more than 5% of the outstanding shares of the Company's Common Stock as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise indicated, the shares are held with sole voting and investment power.

                                                                  AMOUNT AND
                                                                  NATURE OF         PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP   OF CLASS
------------------------------------                         --------------------   --------
First Reserve Fund VII, Limited Partnership(1).............       10,769,778          14.6%
  475 Steamboat Road, 2nd Floor
  Greenwich, Connecticut 06830
Kotts Capital Holdings, Limited Partnership................        7,696,095          10.4%
  5 Post Oak Avenue, Suite 2250
  Houston, TX 77027
First Reserve Fund VIII, L.P.(1)...........................        7,179,850           9.7%
  475 Steamboat Road, 2nd Floor
  Greenwich, Connecticut 06830
ICM Asset Management, Inc.(2)..............................        5,038,400           6.8%
  601 West Main Avenue, Suite 600
  Spokane, Washington 99201-0613
Franklin Resources, Inc.(3)................................        4,622,496           6.3%
  777 Mariners Island Boulevard
  San Mateo, CA 94404
Westfield Capital Management Co., LLC(4)...................        4,309,160           5.8%
  One Financial Center
  Boston, Massachusetts 02111
FMR Corp(5)................................................        4,113,500           5.6%
  82 Devonshire Street
  Boston, Massachusetts 02109

---------------

(1) First Reserve is the indirect general partner of First Reserve Fund VII, Limited Partnership and First Reserve Fund VIII, L.P. (together, the "Funds") and is deemed to beneficially own the shares held by both of the Funds.

(2) Based on a Schedule 13G, dated February 5, 2002, filed with the Securities and Exchange Commission. In its Schedule 13G, ICM Asset Management, Inc. reported shared dispositive power with respect to 5,038,400 shares and shared voting power with respect to 3,245,496 shares as a result of securities ownership owned by advisory clients of ICM Asset Management, Inc.

(3) Based on a Schedule 13G/A, dated February 14, 2002, filed with the Securities and Exchange Commission. In its Schedule 13G/A, Franklin Resources, Inc. reported that its direct and indirect advisory subsidiaries collectively had sole dispositive power with respect to 4,622,496 shares and sole voting power with respect to 3,999,300 shares.

(4) Based on a Schedule 13G, dated January 1, 2002, filed with the Securities and Exchange Commission. In its Schedule 13G, Westfield Capital Management Co., LLC reported sole dispositive power with respect to 4,309,160 shares and sole voting power with respect to 4,309,160 shares.

(5) Based on a Schedule 13G, dated February 14, 2002, filed with the Securities and Exchange Commission. In its Schedule 13G, FMR Corp. reported sole dispositive power with respect to 4,113,500 shares and sole voting power with respect to 669,600 shares.

COMMON STOCK OWNERSHIP OF MANAGEMENT

     The following table indicates the beneficial ownership, as of April 15, 2002, of the Company's Common Stock by (i) each of the Company's directors and director nominees, (ii) each of the Company's executive officers, and (iii) all of the Company's directors, director nominees and executive officers as a group determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise indicated, the shares are held with sole voting and investment power.

                                                         AMOUNT AND NATURE OF       PERCENT
NAME OF BENEFICIAL OWNER                                BENEFICIAL OWNERSHIP(1)     OF CLASS
------------------------                                -----------------------     --------
Richard A. Bachmann...................................            33,828                 *
Kenneth Blanchard.....................................           572,645(2)              *
Joseph R. Edwards.....................................            20,000                 *
Ben A. Guill..........................................        17,979,627(3)           24.4%
Terence E. Hall.......................................         1,222,526               1.7%
James A. Holleman.....................................           267,500                 *
Robert E. Rose........................................            33,593                 *
Justin L. Sullivan....................................            40,000                 *
Robert S. Taylor......................................           321,666                 *
Richard A. Pattarozzi.................................             3,150                 *
All directors, director nominees and executive
  officers as a group (ten persons)...................        20,492,035(3)(4)        27.8%

---------------

 * Less than 1%.

(1) Includes the following number of shares subject to options that are exercisable by June 15, 2002: Mr. Bachmann, 30,000; Mr. Blanchard, 516,373; Mr. Edwards, 20,000; Mr. Guill, 30,000; Mr. Hall, 649,283; Mr. Holleman, 267,500; Mr. Rose, 30,000; Mr. Sullivan, 30,000; and Mr. Taylor, 321,666.

(2) Includes 36,136 shares held by Mr. Blanchard's children, of which Mr. Blanchard is deemed to be the beneficial owner.

(3) Mr. Guill is the President of First Reserve, the indirect general partner of each of the Funds. Mr. Guill expressly disclaims beneficial ownership of the 17,949,627 shares of Common Stock owned by the Funds.

(4) Includes 1,892,322 shares subject to options that are exercisable by June 15, 2002 held by directors and executive officers.

                             EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

     The following table shows, for the three fiscal years ended December 31, 2001, the compensation of the Company's chief executive officer and the Company's three other executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                    ANNUAL COMPENSATION                      SECURITIES
                                    -------------------    OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS     COMPENSATION(1)   OPTIONS/SARS   COMPENSATION(2)
---------------------------  ----   --------   --------   ---------------   ------------   ---------------
Terence E. Hall............  2001   $407,761   $464,063          --           750,000          $6,975
  Chairman, Chief            2000    376,024    314,250          --           100,000           6,176
  Executive Officer          1999    362,971    132,000          --           488,617           6,339
Kenneth Blanchard..........  2001   $181,840   $466,563(3)        --           72,000          $6,975
  Vice President             2000    153,820    384,080(3)        --           50,000           6,167
                             1999    139,687    572,850(4)        --          372,000           6,339
Robert S. Taylor...........  2001   $158,476   $165,000          --            65,000          $6,975
  Chief Financial Officer    2000    140,096    121,510          --                --           6,167
                             1999    130,681     72,850          --           240,000           6,339
James A. Holleman..........  2001   $132,365   $109,688          --             7,500          $6,782
  Vice President             2000    143,883     73,559          --                --           8,762
                             1999     64,723     52,800          --           265,000           1,993

---------------

(1) Perquisites and other personal benefits paid in any of the years presented did not exceed the lesser of $50,000 or 10% of salary and bonus for that year.

(2) Comprised of the Company's matching contributions to the 401(k) plan and hospitalization and health insurance.

(3) Mr. Blanchard received a non-compete payment in the amount of $250,000 in July 2000 and July 2001.

(4) Includes a $500,000 bonus paid as a result of the executive's efforts resulting in the acquisition of Cardinal Holding Corp. in July 1999.

EXECUTIVE EMPLOYMENT AGREEMENTS

     Mr. Hall's employment agreement with the Company, which was amended in July 1999, has a term which now expires on July 15, 2005, but is automatically renewed for an additional year on each anniversary date unless the Company or Mr. Hall gives at least 90 days written notice that the term will not be extended. Mr. Hall's annual base salary was increased effective July 15, 2001 to $450,000. Mr. Hall is also eligible to earn an annual incentive bonus based upon the achievement of performance objectives, as determined by the Compensation Committee. The agreement contains non-competition and other provisions intended to protect the Company's interests in the event that Mr. Hall ceases to be employed by the Company.

     On July 15, 2001, the Company entered into an amendment of Mr. Taylor's employment agreement to provide for an extension of the term of the agreement until July 31, 2003 and an increase in base salary to $160,000. On July 15, 2001, the Company entered into an amendment of Mr. Blanchard's employment agreement, providing for an extension of the term of the agreement until July 31, 2003 and an increase in his annual base salary to $210,000. Each of these officers is also eligible to earn an annual incentive bonus based upon the achievement of performance objectives, as determined by the Compensation Committee. The officers' employment agreements contain non-competition and other provisions intended to protect the

Company's interests in the event that either officer ceases to be employed by the Company. In consideration of such non-competition provisions, Mr. Blanchard received payments totaling an aggregate of $500,000, paid in equal installments in 2000 and 2001.

     All of the Company's employment agreements with its executive officers provide for the termination of employment: (i) upon death; (ii) upon disability; or (iii) by the Company for cause, which includes a willful and continued failure by the officer to substantially perform his duties, or if the officer willfully engages in misconduct that is materially injurious to the Company. Mr. Hall's agreement also provides for the termination by Mr. Hall for good reason, which includes a failure by the Company to comply with any material provision of the employment agreement.

     Upon termination of an executive officer's employment, the Company must pay to such officer all compensation owing through the date of termination. Upon termination of Mr. Hall due to his death or disability, in addition to all compensation owing through the date of termination, the Company would pay to Mr. Hall a benefit in an amount equal to one-year's base salary. If Mr. Hall's agreement is terminated by the Company other than for cause or by Mr. Hall for good reason, Mr. Hall would be entitled to an amount equal to the sum of his then base salary and the bonus paid or payable to Mr. Hall for the preceding fiscal year, multiplied by the greater of (a) two or (b) the number of years remaining in the term of Mr. Hall's employment under the agreement.

2001 STOCK OPTION AND STOCK APPRECIATION RIGHT GRANTS

     The following table contains information concerning the grants of options granted to the Company's executive officers during 2001. No stock appreciation rights were granted during 2001.

                            2001 STOCK OPTION GRANTS

                                             PERCENT OF                           POTENTIAL REALIZABLE VALUE AT
                                               TOTAL                                 ASSUMED ANNUAL RATES OF
                             NO. OF SHARES    OPTIONS                                STOCK APPRECIATION FOR
                              UNDERLYING     GRANTED TO   EXERCISE                       OPTION TERM(1)
                                OPTIONS      EMPLOYEES    OR BASE    EXPIRATION   -----------------------------
NAME                            GRANTED       IN 2001      PRICE        DATE           5%              10%
----                         -------------   ----------   --------   ----------   -------------   -------------
Terence E. Hall............     150,000         8.0%       $9.31       4/4/11      $  878,251      $2,225,661
                                600,000        32.0%        8.25      7/11/11       3,113,028       7,889,025
Kenneth Blanchard..........      72,000         3.8%        9.31       4/4/11         421,561       1,068,317
Robert S. Taylor...........      65,000         3.5%        9.31       4/4/11         380,576         964,453
James A. Holleman..........       7,500          .4%        9.31       4/4/11          43,913         111,283

---------------

(1) Appreciation has been calculated over the term of the options, beginning with the exercise price of each respective option.

AGGREGATE OPTION EXERCISES DURING 2001 AND OPTION VALUES AT FISCAL YEAR END

     The following table contains information concerning the aggregate option exercises during 2001 and the value of outstanding options as of December 31, 2001.

                                                        NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                               SHARES                  UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                             ACQUIRED ON    VALUE      OPTIONS AT YEAR END (#)         YEAR END ($)(1)
                             EXERCISE(#)   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
                             -----------   --------   -------------------------   --------------------------
Terence E. Hall............        --            --        649,283/733,334            $1,775,435/284,584
Kenneth Blanchard..........    60,500      $591,424         516,373/48,000            $      1,106,050/0
Robert S. Taylor...........    50,000       483,918         321,666/43,334            $        734,150/0
James A. Holleman..........        --            --          267,500/5,000            $        768,500/0

---------------

(1) Based on the difference between the closing sale price of the Company's Common Stock of $8.65 on December 31, 2001, as reported by the New York Stock Exchange and the exercise price of such options.

                             ---------------------

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors (the "Audit Committee") is comprised of Messrs. Bachmann, Rose and Sullivan. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, adopted by the Board of Directors on May 15, 2000 and annually reassessed and updated as needed in accordance with applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. Each member of the Audit Committee is independent within the meaning of the New York Stock Exchange's listing standards.

     Management has the primary responsibility for the Company's systems of internal controls and the overall financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes. However, the members of the Audit Committee are not professional auditors or experts in the fields of accounting and auditing and rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants.

     The Audit Committee has: (i) reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2001 with the Company's management; (ii) discussed with KPMG LLP, the Company's independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61; and (iii) received and discussed the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board Statement No. 1 and has discussed with the auditors their independence from the Company. Based on such review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                              THE AUDIT COMMITTEE

      Richard A. Bachmann               Robert E. Rose                  Justin Sullivan

AUDIT FEES

     The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year were $180,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION

     KPMG LLP did not perform any non-audit services for the Company specified in Rule 2-01 of Regulation S-X for the year ended December 31, 2001.

ALL OTHER FEES

     The aggregate fees billed by KPMG LLP for services rendered to the Company, other than for the services described above for the year ended December 31, 2001 were $353,000.

     The Audit Committee has considered whether the provision of the non-audit services referred to under "All Other Fees" by KPMG LLP is compatible with maintaining the principal accountant's independence.

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, which is currently comprised of Messrs. Guill and Rose, provides overall guidance to the Company's executive compensation programs, administers the Company's Management Incentive Plan (the "Incentive Plan") and administers the Company's stock incentive plans.

     The Compensation Committee makes recommendations to the Board regarding the compensation of the Chief Executive Officer. The Chief Executive Officer does not participate in discussions about his compensation or in the making of recommendations by the Compensation Committee of his compensation. The Board must approve all compensation actions regarding the Chief Executive Officer. The Board approved all transactions which were recommended by the Compensation Committee related to the compensation of the Chief Executive Officer for the 2001 fiscal year.

     The Company's executive compensation policy seeks to ensure that the base and cash bonus compensation of the Company's executive officers and other key employees of the Company are competitive with other similar size companies in the oilfield service industry while, within the Company, being fair and discriminating on the basis of individual performance. Annual awards of stock options are intended to retain executives and key employees and to motivate them to improve long-term stock market performance.

  BASE SALARY

     In establishing base cash compensation for its executives, the Company targets the median cash compensation of its competitors for their executives having similar responsibilities. Base salaries have historically been set at or below the median, so that bonuses, which are primarily determined by individual performance, generally will constitute a larger portion of cash compensation. Executive base salaries are reviewed annually, based on each executive's performance, the competitiveness of the executive's base salary compared to the external market, the Company's financial results and overall industry conditions.

  CASH INCENTIVE BONUSES

     The Compensation Committee administers the Incentive Plan, which was adopted by the Company in 1999 in an effort to advance the interests of the Company by providing an annual cash incentive bonus to be paid to executive officers and other key employees based upon the Company's performance during each calendar year. The Compensation Committee establishes a formula to be used to determine the size of a bonus pool for each year based upon the Company's earnings before interest expense, taxes, depreciation and amortization ("EBITDA"). The Compensation Committee also determines the target bonus to be awarded to each executive officer that it has designated as a participant in the Incentive Plan at different levels of EBITDA and the Chief Executive Officer determines the other amount to be distributed to each other participant. Target bonuses are determined considering the Chief Executive Officer's recommendation for executive officers other than himself. In its discretion, both the Compensation Committee and Chief Executive Officer may determine to award either more or less than the amount originally targeted at the beginning of the year for any employee.

  STOCK OPTIONS

     The Compensation Committee believes that stock options are critical in motivating and rewarding the creation of long-term stockholder value. The Compensation Committee has established a policy of awarding stock options each year based on competitive practices, the continuing financial progress of the Company and individual performance. All stock option awards are made with option exercise prices equal to the fair market value of the underlying stock at the time of grant. Holders of stock option awards benefit only when and to the extent that the stock price of the Company increases after the option grant. In 2001, the Compensation Committee approved annual stock option grants to executive officers and other key employees, as recommended by the Chief Executive Officer. Option awards were made to 177 employees and executives and covered approximately 1,872,500 shares of underlying common stock. The Compensation Committee considered the performance of each individual executive officer and key employee in allocating 2001 stock option grants.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Components of the Chief Executive Officer's compensation for 2001 included base salary, participation in the Incentive Plan and the grant of stock options.

     Mr. Hall's base salary was increased to $450,000 in July 2001. His base salary was increased after considering various factors, including his expertise and performance and the extent to which his total compensation package is at risk under the Company's Incentive Plan and stock option plans.

     In April 2001, in recognition of Mr. Hall's leadership, the Compensation Committee granted Mr. Hall 150,000 stock options, each with an exercise price of $9.31 per share. In July 2001, the Compensation Committee granted Mr. Hall 600,000 stock options, each with an exercise price of $8.25 per share, in recognition of the Company's growth, performance and increased profitability over the past several years.

     The Compensation Committee feels that the total compensation package provided to Mr. Hall is fair and reasonable based on the competitive market in which the Company conducts its business and his overall contribution to the Company's success.

  POLICY REGARDING SECTION 162(M) OF THE INTERNAL REVENUE CODE

     For compensation in excess of $1 million, Section 162(m) of the Internal Revenue Code generally limits the ability of the Company to take a federal income tax deduction for compensation paid to the Chief Executive Officer and the Company's other executive officers, except for qualified performance-based compensation. Stock options granted by the Company have been structured to qualify as performance-based and are thus not subject to this deduction limitation. While the Compensation Committee will seek to utilize deductible forms of compensation to the extent practicable, it does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes. Although none of the executive officers of the Company reached the deduction limitation in 2001, the Compensation Committee plans to continue to evaluate the Company's salary, bonus and stock incentive programs to determine the advisability of future compliance with Section 162(m).

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries prior to or while serving on the Compensation Committee. In 2001, no executive officer of the Company served as a director or member of the compensation committee of another entity, any of whose executive officers served on the Board of Directors or on the Compensation Committee of the Company.

                           THE COMPENSATION COMMITTEE

                 Ben A. Guill                                  Robert E. Rose

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 1999, in connection with the acquisition of Cardinal Holding Corp. ("Cardinal"), the Company and the Funds entered into a stockholders' agreement that, among other things, provides for the number and selection of the members of the Company's Board. In accordance with the stockholder agreement, the six-member board now consists of the Company's Chief Executive Officer, two designees of the Funds (as long as the Funds beneficially own, in the aggregate, at least 5% of the Company's voting power) and three independent directors. The Funds may propose for consideration by the Board nominees for two of the independent directorships as long as the Funds beneficially own, in the aggregate, at least 15% of the voting power of the Company. In addition, the stockholders agreement prevents the Funds from: (i) acquiring, other than shares received in the Cardinal acquisition, additional shares of the Company that would result in the Funds obtaining beneficial ownership of more than an additional 10% of the outstanding shares of any class of the Company;
(ii) disposing of any securities of the Company, except in limited circumstances primarily involving public sales; and (iii) facilitating a change of control of the Company.

     On July 15, 1999, in connection with the Cardinal acquisition, the Company entered into a registration rights agreement with the Funds. The Funds have the right to require the Company to file a registration statement under the Securities Act of 1933 to sell not less than 20% of the Common Stock owned by the Funds. The Company will not be obligated to make more than one such registration during any twelve month period, nor more than four such registrations during the term of the agreement. Under this agreement, the Funds also have the right to include their shares of the Common Stock in any other registration statement filed by the Company involving Common Stock.

     The Company provides well intervention, field management and other services to Energy Partners, Ltd., of which Mr. Bachmann is Chief Executive Officer. The Company billed Energy Partners approximately $4.1 million for these services during the 2001 fiscal year on terms that the Company believes are customary in the industry. The Company expects to continue providing these services to Energy Partners.

     The Company leased a plane acquired in November 2001 for business travel from a company in which Terence E. Hall, President and Chief Executive Officer, then owned a 50% interest. The lease provided that the Company would make monthly lease payments of $14,250 and pay all of the plane's operating and maintenance costs. The Company paid $16,625 for the use of the plane during the 2001 fiscal year and $15,600 in operating and maintenance costs. Effective December 31, 2001, the Company bought Mr. Hall's interest in the company that owns the plane for $900,000, the same price Mr. Hall paid for his interest in November 2001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% stockholders to file with the Securities and Exchange Commission reports of ownership and changes in ownership of equity securities of the Company. The Company believes that, during 2001, its directors and executive officers complied with all these filing requirements.

                    PROPOSAL TO APPROVE THE SUPERIOR ENERGY
                    SERVICES, INC. 2002 STOCK INCENTIVE PLAN

GENERAL

     The Board believes that the growth of the Company depends upon the efforts of its officers, directors and key employees and that the Superior Energy Services, Inc. 2002 Stock Incentive Plan (the "Plan") will provide an effective means of attracting and retaining qualified key personnel while enhancing their long-term focus on maximizing stockholder value. The Plan has been adopted by the Board of Directors, subject to approval by the stockholders at the Meeting. The principal features of the Plan are summarized below. This summary is qualified in its entirety, however, by reference to the Plan, which is attached to this proxy statement as Exhibit A.

PURPOSE OF THE PROPOSAL

     The Board believes that providing officers, directors and key personnel with a proprietary interest in the growth and performance of the Company is crucial to stimulating individual performance while at the same time enhancing stockholder value. Currently, approximately 900,000 shares of Common Stock remain available for grant under the Company's previous stock incentive plans. The Board believes that adoption of the new Plan is necessary to provide the Company with the continued ability to attract, retain and motivate key personnel in a manner that is tied to the interests of stockholders.

TERMS OF THE PLAN

     Administration of the Plan. The compensation committee of the Board administers the Plan and has authority to make awards under the Plan, to set the terms of the awards, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for the proper administration of the Plan. Subject to the limitations specified in the Plan, the compensation committee may delegate its authority to appropriate personnel of the Company.

     Eligibility. Officers and key employees of the Company (including officers who are also directors of the Company) will be eligible to receive awards ("Incentives") under the Plan when designated as plan participants. The Company currently has four executive officers and approximately 520 key employees eligible to receive Incentives under the Plan. Over the past several years the Company has granted stock options to all of its executive officers and approximately 250 key employees under the current stock incentive plans. In addition, beginning at such time as a sufficient number of shares of Common Stock no longer remain available for the grant of stock options to directors of the Company who are not employees of the Company ("Outside Directors") under the Superior Energy Services, Inc. 1999 Stock Incentive Plan, Outside Directors may be granted non-qualified stock options under the Plan when they join the Board and on an annual basis thereafter. There are currently five Outside Directors. The Plan also permits consultants and advisors to receive Incentives, although neither the Company nor the compensation committee has any current intention of awarding Incentives to consultants or advisors. Incentives under the Plan may be granted in any one or a combination of the following forms:

     - incentive stock options under Section 422 of the Internal Revenue Code (the "Code");

     - non-qualified stock options;

     - restricted stock; and

     - other stock-based awards.

     Shares Issuable Through the Plan. A total of 1,400,000 shares of Common Stock are authorized to be issued under the Plan, representing approximately 2% of the outstanding shares of Common Stock. The closing sale price of a share of Common Stock, as quoted on the New York Stock Exchange on April 24, 2002 was $10.80.

     Limitations and Adjustments to Shares Issuable Through the Plan. Incentives relating to no more than 1,000,000 shares of Common Stock may be granted to a single participant in one calendar year. In addition, an aggregate of no more than 250,000 shares of Common Stock may be issued as restricted stock or other stock-based awards.

     For purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan, shares of Common Stock that are not delivered because the Incentive is forfeited, canceled or settled in cash and shares that are withheld to satisfy participants' tax withholding obligations will not be deemed to have been delivered under the Plan. Also, if the exercise price of any stock option granted under the Plan is satisfied by tendering shares of Common Stock, only the number of shares issued net of the shares tendered will be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. However, no more than 1,000,000 shares may be delivered upon exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code, and shares withheld to cover taxes or shares delivered in payment of the exercise price will not be credited against the 1,000,000 share limit applicable to incentive stock options.

     Proportionate adjustments will be made to all of the share limitations provided in the Plan, including shares subject to outstanding Incentives, in the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the shares of Common Stock, and the terms of any Incentive will be adjusted to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event.

     Amendments to the Plan. The Board may amend or discontinue the Plan at any time. However, the Company's stockholders must approve any amendment that would:

     - materially increase the benefits accruing to participants under the Plan;

     - increase the number of shares of Common Stock that may be issued under the Plan; or

     - materially expand the classes of persons eligible to participate in the Plan.

     No amendment or discontinuance of the Plan may materially impair any previously granted Incentive without the consent of the recipient.

     Types of Incentives. Each of the types of Incentives that may be granted under the Plan is described below:

     Stock Options. The compensation committee may grant non-qualified stock options or incentive stock options to purchase shares of Common Stock. The compensation committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of a share of Common Stock on the date of grant, except for an option granted in substitution of an outstanding award in an acquisition transaction. The term of an option will also be determined by the compensation committee; provided that the term of an option may not exceed 10 years. The compensation committee may accelerate the exercisability of any stock option at any time. The compensation committee may also approve the purchase by the Company of an unexercised stock option from the optionee by mutual agreement for the difference between the exercise price and the fair market value of the shares covered by the option.

     The option exercise price may be paid in cash; by check; in shares of Common Stock, subject to certain limitations; through a "cashless" exercise arrangement with a broker approved in advance by the Company; or in any other manner authorized by the compensation committee.

     Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.

     Restricted Stock. Shares of Common Stock may be granted by the compensation committee to an eligible employee and made subject to restrictions on sale, pledge or other transfer by the employee for a certain period (the restricted period). Except for shares of restricted stock that vest based on the attainment of performance goals, the restricted period must be a minimum of three years, with incremental vesting of portions of the award over the three-year period permitted. If vesting of the shares is subject to the attainment of specified performance goals, the restricted period must be at least one year, with incremental vesting of portions of the award allowed. All shares of restricted stock will be subject to such restrictions as the compensation committee may provide in an agreement with the participant, including provisions obligating the participant to forfeit or resell the shares to the Company in the event of termination of employment or if specified performance goals or targets are not met. Subject to the restrictions provided in the agreement and the Plan, a participant receiving restricted stock shall have all of the rights of a stockholder as to such shares.

     Other Stock-Based Awards. The Plan also authorizes the compensation committee to grant participants awards of Common Stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of Common Stock (other stock-based awards). The compensation committee has discretion to determine the participants to whom other stock-based awards are to be made, the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements. Other stock-based awards are subject to the same minimum vesting requirements described above for restricted stock, except that the compensation committee may make special grants of other stock-based awards with respect to an aggregate of up to 140,000 shares of Common Stock (subject to adjustment as permitted in the Plan) that do not meet the minimum vesting requirements.

     Performance-Based Compensation Under Section 162(m). Stock options granted in accordance with the terms of the Plan will qualify as performance-based compensation under Section 162(m) (as described under "Compensation Committee's Report on Executive Compensation"). Grants of any restricted stock or other stock-based awards that the Company intends to qualify as performance-based compensation under Section 162(m) must be made subject to the achievement of pre-established performance goals. The pre-established performance goals will be based upon any or a combination of the following business criteria applied to the Company, a division or a subsidiary: earnings per share, return on assets, an economic value added measure, stockholder return, earnings, stock price, return on equity, return on total capital, safety performance, reduction of expenses or increase in cash flow. For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the compensation committee, relative to internal goals, or relative to levels attained in prior years.

     The compensation committee has authority to use different targets from time to time under the performance goals provided in the Plan. As a result, the regulations under Section 162(m) require that the material terms of the performance goals be reapproved by the stockholders every five years. To qualify as performance-based compensation, grants of restricted stock and other stock-based awards will be required to satisfy the other applicable requirements of Section 162(m).

     Termination of Employment. If an employee participant ceases to be an employee of the Company for any reason, including death, his outstanding Incentives may be exercised or shall expire at such time or times as may be determined by the compensation committee and described in the Incentive agreement.

     Change of Control. In the event of a change of control of the Company, as defined in the Plan, all Incentives will become fully vested and exercisable, all restrictions or limitations on any Incentives will generally lapse and, unless otherwise provided in the Incentive agreement, all performance criteria and other conditions relating to the payment of Incentives will generally be deemed to be achieved or waived.

     In addition to the foregoing, upon a change of control the compensation committee will have the authority to take a variety of actions regarding outstanding Incentives. Within certain time periods, the compensation committee may (i) require that all outstanding Incentives remain exercisable only for a limited time, after which time all such Incentives will terminate, (ii) require the surrender to the Company of some or all outstanding Incentives in exchange for a stock or cash payment for each Incentive equal in value to the per-share change of control value, calculated as described in the Plan, over the exercise or base price, (iii) make any equitable adjustments to outstanding Incentives as the compensation committee deems necessary to reflect the corporate change or
(iv) provide that an Incentive shall become an Incentive relating to the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled in connection with the change of control if the participant had been a stockholder.

     Transferability of Incentives. The Incentives awarded under the Plan may not be transferred except

     - by will;

     - by the laws of descent and distribution;

     - pursuant to a domestic relations order; or

     - in the case of stock options only, to immediate family members or to a partnership, limited liability Company or trust for which the sole owners, members or beneficiaries are the participant and/or immediate family members, if permitted by the compensation committee and if so provided in the stock option agreement.

     Payment of Withholding Taxes. The Company may withhold from any payments or stock issuances under the Plan, or collect as a condition of payment, any taxes required by law to be withheld. Any participant may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of Common Stock or to have the Company withhold, from the shares the participant would otherwise receive, shares of Common Stock, in each case having a value equal to the minimum amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined and is subject to the compensation committee's right of disapproval.

     Grants to Outside Directors. Beginning at such time as a sufficient number of shares of Common Stock no longer remain available for the grant of stock options to Outside Directors under the Superior Energy Services, Inc. 1999 Stock Incentive Plan and continuing for as long as the Plan remains in effect and shares of Common Stock remain available for issuance thereunder, each Outside Director will be automatically granted a non-qualified stock option to purchase up to 30,000 shares of Common Stock upon joining the Board and will also be automatically granted a non-qualified stock option to purchase up to 10,000 shares each year on the day following the annual meeting of stockholders. The exact number of options that an Outside Director will receive will be set from time to time by the compensation committee.

     The options granted to Outside Directors are immediately exercisable after grant and have a term of ten years. The per share exercise price of the options granted to Outside Directors will be equal to the fair market value of a share of Common Stock on the date of grant. If an Outside Director ceases to serve on the Board because of retirement from the Board on or after reaching age 65 or after completing five years of service, that director's options that have become exercisable at the time of retirement must be exercised within five years following retirement. If an Outside Director's service terminates for any other reason, the options must be exercised within one year.

AWARDS TO BE GRANTED

     If the stockholders approve the Plan at the Meeting, grants of awards to key employees, officers, consultants and advisors will be made in the future by the compensation committee as necessary to attract and retain key personnel.

     In addition, beginning at such time as a sufficient number of shares of Common Stock no longer remain available for the grant of stock options to Outside Directors under the Superior Energy Services, Inc. 1999 Stock Incentive Plan, Outside Directors will receive options to purchase up to 30,000 shares upon joining the Board and options to purchase up to 10,000 shares (with the actual number to be determined by the compensation committee) following each annual meeting of stockholders.

FEDERAL INCOME TAX CONSEQUENCES OF STOCK OPTIONS

     Under existing federal income tax provisions, a participant who is granted a stock option normally will not realize any income, nor will the Company normally receive any deduction for federal income tax purposes, in the year the option is granted.

     When a non-qualified stock option granted pursuant to the Plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares of Common Stock acquired and the aggregate fair market value of the shares of Common Stock acquired on the exercise date and, subject to the limitations of Section 162(m) of the Code, the Company will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.

     An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the holding periods). An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain. The Company will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares of Common Stock received upon exercise before the expiration of the holding periods.

     If the exercise price of a non-qualified option is paid by the surrender of previously owned shares, the basis and the holding period of the previously owned shares carry over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the holding periods, the optionee will recognize income on such exchange, and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition and the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.

     If, upon a change of control of the Company, the exercisability or vesting of an Incentive is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated Incentives over the purchase price of such shares, if any, may be characterized as "parachute payments" (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the "base amount" for such employee. The base amount generally is the average of the annual compensation of such employee for the five years preceding such change in ownership or control. An "excess parachute payment," with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person's base amount. If the amounts received by an employee upon a change of control are characterized as parachute payments, such employee will be subject to a 20% excise tax on the excess parachute payment and the Company will be denied any deduction with respect to such excess parachute payment.

VOTE REQUIRED

     Approval of the Plan by the stockholders requires the affirmative vote cast in person or by proxy of the holders of at least a majority of the shares of Common Stock present and entitled to vote at the Meeting.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE SUPERIOR ENERGY SERVICES, INC. 2002 STOCK INCENTIVE PLAN.

                               PERFORMANCE GRAPH

     The graph and corresponding table below compares the total stockholder return on the Company's Common Stock for the last five years with the total return on the S&P 500 Index and a Self-Determined Peer Group for the same period. The information in the graph is based on the assumption of a $100 investment on January 1, 1997 at closing prices on December 31, 1996.

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------------
                       12/1996    12/1997    12/1998    12/1999    12/2000    12/2001
--------------------------------------------------------------------------------------
 Superior Energy
  Services, Inc.        100.0      337.5       94.8      225.0      383.3      288.3
 S&P 500 Stocks         100.0      133.5      172.2      208.5      190.0      167.6
 Self-Determined
  Peer Group            100.0      161.2       85.9      121.4      168.0      116.1



    Companies in the Self -- Determined Peer Group
      B J SERVICES CO                                           BAKER HUGHES INC
      GLOBAL INDUSTRIES LTD                                     HALLIBURTON COMPANY
      SCHLUMBERGER LTD                                          WEATHERFORD INTL INC NEW

     Beginning with this Proxy Statement, the Company is changing the peer company index for this performance graph from the NASDAQ Stocks (SIC 1380-1389 US Companies) Oil and Gas Field Services Index to a Self-Determined Peer Group. The Company is making this change because it believes that investors are increasingly comparing investment alternatives among the Company and the companies presented in the Self-Determined Peer Group.

                         RELATIONSHIP WITH INDEPENDENT
                               PUBLIC ACCOUNTANTS

     KPMG LLP was selected by the Board of Directors to serve as the Company's independent public accountants for the fiscal year ended December 31, 2001. A representative of KPMG LLP is expected to attend the Meeting, will have an opportunity to make a statement if he wishes to do so, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

QUORUM AND VOTING OF PROXIES

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Stockholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors is determined by a plurality vote of the shares present at the Meeting. The Plan must be approved by a majority of the total votes cast in person or by proxy on the Plan. All other matters shall be decided by a vote of the holders of a majority of the outstanding shares of Common Stock, unless the Certificate of Incorporation or By-laws of the Company, or any express provision of law, require a different vote.

     Abstentions and broker non-votes will have no effect on the election of directors or the approval of the proposed Plan. An abstention as to any other matters will have the effect of a vote against the proposals. Broker non-votes as to all other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

     All proxies received by the Company in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named herein. The Company does not know of any matters to be presented at the Meeting other than those described herein. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

STOCKHOLDER NOMINATIONS AND PROPOSALS

     The By-laws of the Company require that eligible stockholders who desire to make a nomination for the election of a director or to bring any other matter before a meeting of the stockholders of the Company must give timely written notice of such intent to the Secretary of the Company. For the 2003 annual meeting of stockholders, such notice must be received by the Secretary, at the address set forth on the first page of this Proxy Statement, no earlier than August 19, 2002 and no later than January 17, 2003.

     Eligible stockholders who wish to present a proposal qualified for inclusion in the proxy materials relating to the 2003 annual meeting of stockholders must forward such proposal to the Secretary of the Company in time to arrive at the Company prior to December 18, 2003. If such a proposal is in compliance with all the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, it will be included in the proxy statement and set forth on the form of proxy for such annual meeting of the stockholders of the Company. It is urged that any such proposals be sent certified mail, return receipt requested.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         /s/ GREG ROSENSTEIN

                                         GREG ROSENSTEIN
                                         Secretary

Harvey, Louisiana
May 3, 2002

                                                                       EXHIBIT A

                         SUPERIOR ENERGY SERVICES, INC.

                           2002 STOCK INCENTIVE PLAN

     1. Purpose. The purpose of the 2002 Stock Incentive Plan (the "Plan") of Superior Energy Services, Inc. ("Superior") is to increase stockholder value and to advance the interests of Superior and its subsidiaries (collectively, the "Company") by furnishing stock-based economic incentives (the "Incentives") designed to attract, retain, reward and motivate key employees, officers, directors and consultants or advisors to the Company and to strengthen the mutuality of interests between such employees, officers and directors and Superior's stockholders. Incentives consist of opportunities to purchase or receive shares of common stock, $.001 par value per share, of Superior (the "Common Stock"), on terms determined under the Plan. As used in the Plan, the term "subsidiary" means any corporation, limited liability company or other entity, of which Superior owns (directly or indirectly) within the meaning of
Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"), 50% or more of the total combined voting power of all classes of stock, membership interests or other equity interests issued thereby.

     2.  Administration.

     2.1 Composition. The Plan shall be administered by the Compensation Committee of the Board of Directors of Superior (the "Board")or by a subcommittee thereof (the "Committee"). The Committee shall consist of not fewer than two members of the Board of Directors, each of whom shall (a) qualify as a "non-employee director" under Rule 16b-3 under the Securities Exchange Act of 1934 (the "1934 Act") or any successor rule, and (b) qualify as an "outside director" under Section 162(m) of the Code ("Section 162(m)").

     2.2 Authority. The Committee shall have plenary authority to award Incentives under the Plan, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate, to enter into agreements with or provide notices to participants as to the terms of the Incentives (the "Incentive Agreements") and to make any other determination that it believes necessary or advisable for the proper administration of the Plan. Its decisions in matters relating to the Plan shall be final and conclusive on the Company and participants. The Committee may delegate its authority hereunder to the extent provided in Section 3 hereof.

     3. Eligible Participants. Key employees and officers of the Company and persons providing services as consultants or advisors to the Company shall become eligible to receive Incentives under the Plan when designated by the Committee. Employees may be designated individually or by groups or categories, as the Committee deems appropriate. With respect to participants not subject to
Section 16 of the 1934 Act or Section 162(m) of the Code, the Committee may delegate to appropriate officers of the Company its authority to designate participants, to determine the size and type of Incentives to be received by those participants and to set and modify the terms of the Incentives; provided, however, that the per share exercise price of any options granted by an officer, rather than by the Committee, shall be equal to the Fair Market Value (as defined in Section 11.11) of a share of Common Stock on the date of grant. Directors who are not also employees of the Company ("Outside Directors") may participate in the Plan only as specifically provided in Section 10 hereof.

     4. Types of Incentives. Incentives may be granted under the Plan to eligible participants in the forms of (a) incentive stock options; (b) non-qualified stock options; (c) restricted stock and (d) Other Stock-Based Awards (as defined in Section 8 hereof).

     5.  Shares Subject to the Plan.

     5.1 Number of Shares. Subject to adjustment as provided in Section 11.5, the maximum number of shares of Common Stock that may be delivered to participants and their permitted transferrees under the Plan shall be 1,400,000 shares.

     5.2 Share Counting. To the extent any shares of Common Stock covered by a stock option are not delivered to a participant or permitted transferee because the Option is forfeited or canceled, or shares of Common Stock are not delivered because an Incentive is paid or settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under this Plan. In the event that shares of Common Stock are issued as an Incentive and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired Shares may again be issued under the Plan. If the exercise price of any stock option granted under the Plan or the applicable withholding tax obligation is satisfied by tendering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

     5.3 Limitations on Awards. Subject to Section 11.5, the following additional limitations are imposed under the Plan:

          A. The maximum number of shares of Common Stock that may be issued upon exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code shall be 1,000,000 shares. Notwithstanding any other provision herein to the contrary, (i) all shares issuable under incentive stock options shall be counted against this limit and (ii) shares that are issued and are later forfeited, cancelled or reacquired by the Company, shares withheld to satisfy withholding tax obligations and shares delivered in payment of the option exercise price or withholding taxes shall have no effect on this limitation.

          B. The maximum number of shares of Common Stock that may be covered by Incentives granted under the Plan to any one individual during any one calendar-year period shall be 1,000,000.

          C. The maximum number of shares of Common Stock that may be issued as restricted stock and Other Stock-Based Awards (as defined in Section 8) shall be 250,000 shares.

     5.4 Type of Common Stock. Common Stock issued under the Plan may be authorized and unissued shares or issued shares held as treasury shares.

     6. Stock Options. A stock option is a right to purchase shares of Common Stock from Superior. Stock options granted under the Plan may be incentive stock options (as such term is defined in Section 422 of the Code) or non-qualified stock options. Any option that is designated as a non-qualified stock option shall not be treated as an incentive stock option. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

     6.1 Price. The exercise price per share shall be determined by the Committee, subject to adjustment under Section 11.5; provided that in no event shall the exercise price be less than the Fair Market Value of a share of Common Stock on the date of grant, except in case of a stock option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines.

     6.2 Number. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to Section 5 and subject to adjustment as provided in Section 11.5.

     6.3 Duration and Time for Exercise. The term of each stock option shall be determined by the Committee, but shall not exceed a maximum term of 10 years. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee. Notwithstanding the foregoing, the Committee may accelerate the exercisability of any stock option at any time, in addition to the automatic acceleration of stock options under Section 11.10.

     6.4 Repurchase. Upon approval of the Committee, the Company may repurchase a previously granted stock option from a participant by mutual agreement before such option has been exercised by payment to the participant of the amount per share by which: (i) the Fair Market Value (as defined in Section 11.11) of the

Common Stock subject to the option on the business day immediately preceding the date of purchase exceeds (ii) the exercise price.

     6.5 Manner of Exercise. A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by the full purchase price for such shares. The option price shall be payable in United States dollars and may be paid (a) in cash; (b) by check; (c) by delivery of shares of Common Stock which, unless otherwise determined by the Committee, shall have been held by the optionee for at least six months, and which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such option is exercised; (d) by delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares issuable under the option and to deliver promptly to the Company the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to the Company) to pay the exercise price; or (e) in such other manner as may be authorized from time to time by the Committee.

     6.6 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as incentive stock options (as such term is defined in Section 422 of the Code):

          A. Any incentive stock option agreement authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as incentive stock options.

          B. All incentive stock options must be granted within ten years from the date on which this Plan is adopted by the Board of Directors.

          C. No incentive stock options shall be granted to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation.

          D. The aggregate Fair Market Value (determined with respect to each incentive stock option as of the time such incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of Superior or any of its subsidiaries) shall not exceed $100,000. To the extent that such limitation is exceeded, such options shall not be treated, for federal income tax purposes, as incentive stock options.

     7.  Restricted Stock.

     7.1 Grant of Restricted Stock. The Committee may award shares of restricted stock to such eligible participants as the Committee determines pursuant to the terms of Section 3. An award of restricted stock shall be subject to such restrictions on transfer and forfeitability provisions and such other terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan. To the extent restricted stock is intended to qualify as "performance-based compensation" under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 9 below and meet the additional requirements imposed by Section 162(m).

     7.2 The Restricted Period. At the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted and after which the shares of restricted stock shall be vested (the "Restricted Period"). Except for shares of restricted stock that vest based on the attainment of performance goals, the Restricted Period shall be a minimum of three years, with incremental vesting of portions of the award over the three-year period permitted. If the vesting of the shares of restricted stock is based upon the attainment of performance goals, a minimum Restricted Period of one year is allowed, with incremental vesting of portions of the award over the one-year period permitted. Each award of restricted stock may have a different Restricted Period. The expiration of the Restricted Period shall also occur as provided under Section 11.3 and under the conditions described in Section 11.10 hereof.

     7.3 Escrow. The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. Certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:

     The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Superior Energy Services, Inc. 2002 Stock Incentive Plan (the "Plan"), and an agreement entered into between the registered owner and Superior Energy Services, Inc. thereunder. Copies of the Plan and the agreement are on file at the principal office of the Company.

     7.4 Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the shares of restricted stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.

     7.5 Forfeiture. In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares of restricted stock that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and the certificates cancelled. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 11.5 due to a recapitalization or other change in capitalization.

     7.6 Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the restricted stock shall lapse and a stock certificate for the number of shares of restricted stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends, except any that may be imposed by law, to the participant or the participant's estate, as the case may be.

     7.7 Rights as a Stockholder. Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Incentive Agreement, each participant receiving restricted stock shall have all the rights of a stockholder with respect to shares of stock during the Restricted Period, including without limitation, the right to vote any shares of Common Stock.

     8.  Other Stock-Based Awards.

     8.1 Grant of Other Stock-Based Awards. Subject to the limitations described in Section 8.2 hereof, the Committee may grant to eligible participants "Other Stock-Based Awards," which shall consist of awards (other than options or restricted stock in Sections 6 and 7) the value of which is based in whole or in part on the value of shares of Common Stock. Other Stock-Based Awards may be awards of shares of Common Stock or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of, or appreciation in the value of, Common Stock (including, without limitation, securities convertible or exchangeable into or exercisable for shares of Common Stock), as deemed by the Committee consistent with the purposes of this Plan. The Committee shall determine the terms and conditions of any Other Stock-Based Award (including which rights of a stockholder, if any, the recipient shall have with respect to Common Stock associated with any such award) and may provide that such award is payable in whole or in part in cash. An Other Stock-Based Award may be subject to the attainment of such specified performance goals or targets as the Committee may determine, subject to the provisions of this Plan. To the extent that an Other Stock-Based Award is intended to qualify as "performance-based compensation" under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 9 below and meet the additional requirements imposed by Section 162(m).

     8.2 Limitations. Other Stock-Based Awards granted under this Section 8 shall be subject to a vesting period of at least three years, with incremental vesting of portions of the award over the three-year period permitted; provided, however, that if the vesting of the award is based upon the attainment of performance goals, a minimum vesting period of one year is allowed, with incremental vesting of portions of the award over the one-year period permitted, and further provided that the Committee may make special awards under this
Section 8 with respect to an aggregate of no more than 140,000 shares of Common Stock, as adjusted under Section 11.5, which special awards shall not be subject to any minimum vesting requirements.

     9. Performance Goals for Section 162(m) Awards. To the extent that shares of restricted stock or Other Stock-Based Awards granted under the Plan are intended to qualify as "performance-based compensation" under Section 162(m), the vesting, grant or payment of such awards shall be conditioned on the achievement of one or more performance goals and must satisfy the other requirements of Section 162(m). The performance goals pursuant to which such awards shall vest, be granted or be paid out shall be any or a combination of the following performance measures applied to the Company, Superior, a division or a subsidiary: earnings per share, return on assets, an economic value added measure, stockholder return, earnings, stock price, return on equity, return on total capital, safety performance, reduction of expenses or increase in cash flow. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. The performance goals may be subject to such adjustments as are specified in advance by the Committee.

     10.  Stock Options for Outside Directors.

     10.1 Grant of Options. Beginning at such time as a sufficient number of shares of Common Stock no longer remain available for the grant of stock options to Outside Directors under the Superior Energy Services, Inc. 1999 Stock Incentive Plan and continuing for as long as the Plan remains in effect and shares of Common Stock remain available for issuance hereunder, the following grants shall be made to Outside Directors:

          A. On the date a person first joins the Board of Directors as an Outside Director, such Outside Director shall be automatically granted non-qualified stock options to purchase up to 30,000 shares of Common Stock, the exact number of which shall be set by the Committee; and

          B. On the day following the annual meeting of stockholders of Superior, each Outside Director shall be automatically granted non-qualified stock options to purchase up to 10,000 shares of Common Stock, the exact number of which shall be set by the Committee.

     10.2 Exercisability of Stock Options. The stock options granted to Outside Directors under this Section 10 shall be exercisable immediately and, subject to Section 10.4 and 11.10c, shall expire ten years following the date of grant.

     10.3 Exercise Price. The exercise price of the stock options granted to Outside Directors shall be equal to the Fair Market Value, as defined in the Plan, of a share of Common Stock on the date of grant. The Exercise Price may be paid as provided in Section 6.5 hereof.

     10.4 Exercise After Termination of Board Service. In the event an Outside Director ceases to serve on the Board, the stock options granted hereunder must be exercised within one year from termination of Board service; provided, however, that in the event of termination of Board service as a result of retirement (at age 65 or later or after having completed five or more years of service on the Board), the stock options may be exercised within five years from the date of termination of Board service. Notwithstanding the foregoing, no stock options may be exercised later than ten years after the date of grant.

     11.  General.

     11.1 Duration. Subject to Section 11.9, the Plan shall remain in effect until all Incentives granted under the Plan have either been satisfied by the issuance of shares of Common Stock or otherwise been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed.

     11.2 Transferability. No Incentives granted hereunder may be transferred, pledged, assigned or otherwise encumbered by a participant except: (a) by will;
(b) by the laws of descent and distribution; (c) pursuant to a domestic relations order, as defined in the Code; or (d) as to options only, if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, (i) to Immediate Family Members, (ii) to a partnership in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole partners, (iii) to a limited liability company in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, or (iv) to a trust for the sole benefit of the participant and/or Immediate Family Members. "Immediate Family Members" shall be defined as the spouse and natural or adopted children or grandchildren of the participant and their spouses. To the extent that an incentive stock option is permitted to be transferred during the lifetime of the participant, it shall be treated thereafter as a nonqualified stock option. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Incentives, or levy of attachment or similar process upon Incentives not specifically permitted herein, shall be null and void and without effect.

     11.3  Effect of Termination of Employment or Death.  Except as provided in
Section 10.4 with respect to Outside Directors, in the event that a participant ceases to be an employee of the Company or to provide services to the Company for any reason, including death, disability, early retirement or normal retirement, any Incentives may be exercised, shall vest or shall expire at such times as may be determined by the Committee and provided in the Incentive Agreement.

     11.4 Additional Conditions. Anything in this Plan to the contrary notwithstanding: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

     11.5 Adjustment. In the event of any recapitalization, stock dividend, stock split, combination of shares or other similar change in the Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to outstanding Incentives, and all limitations on the number of shares that may be issued hereunder shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase price of any option and the performance objectives of any Incentive, shall also be adjusted as and to the extent appropriate, in the reasonable discretion of the Committee, to provide participants with the same relative rights before and after such adjustment. No substitution or adjustment shall require the Company to issue a fractional share under the Plan and the substitution or adjustment shall be limited by deleting any fractional share.

     11.6  Withholding.

     A. The Company shall have the right to withhold from any payments made or stock issued under the Plan or to collect as a condition of payment, issuance or vesting, any taxes required by law to be withheld. At any time that a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with the lapse of restrictions on Common Stock or the exercise of an option, the participant may, subject to disapproval by the Committee, satisfy this obligation in whole or in part by electing (the "Election") to deliver currently owned shares of Common Stock or to have the Company withhold shares of Common Stock, in each case having a value equal to the minimum statutory amount required to be withheld under federal, state and local law. The value of the shares to be delivered or withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined ("Tax Date").

     B. Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. If a participant makes an election under Section 83(b) of the Code with respect to shares of restricted stock, an Election to have shares withheld to satisfy withholding taxes is not permitted to be made.

     11.7 No Continued Employment. No participant under the Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

     11.8 Deferral Permitted. Payment of an Incentive may be deferred at the option of the participant if permitted in the Incentive Agreement.

     11.9 Amendments to or Termination of the Plan. The Board may amend or discontinue this Plan at any time; provided, however, that no such amendment may:

          A. without the approval of the stockholders, (i) except for adjustments permitted herein, increase the maximum number of shares of Common Stock that may be issued through the Plan, (ii) materially increase the benefits accruing to participants under the Plan or (iii) materially expand the classes of persons eligible to participate in the Plan, or

          B. materially impair, without the consent of the recipient, an Incentive previously granted, except that the Company retains all of its rights under Section 11.10.

     11.10 Change of Control.

     A. A Change of Control shall mean:

          (i) the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of the Common Stock or 50% or more of the combined voting power of Superior's then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:

             (a) any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 11.10(A)(iii) hereof) of Common Stock directly from the Company,

             (b) any acquisition of Common Stock by the Company,

             (c) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

             (d) any acquisition of Common Stock by any corporation or other entity pursuant to a Business Combination that does not constitute a Change of Control under Section 11.10(A)(iii) hereof; or

          (ii) individuals who, as of January 1, 2002, constituted the Board of Directors of Superior (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by Superior's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual's initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

          (iii) consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of Superior) or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business
     Combination:

             (a) the individuals and entities who were the beneficial owners of Superior's outstanding Common Stock and Superior's voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the "Post-Transaction Corporation"), and

             (b) except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either Superior, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 25% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 25% or more of the combined voting power of the then outstanding voting securities of such corporation, and

             (c) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

          (iv) approval by the stockholders of Superior of a complete liquidation or dissolution of Superior.

For purposes of this Section 11.10, the term "person" shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that "person" shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

     B. Upon a Change of Control of the type described in clause (A)(i) or
(A)(ii) of this Section 11.10 or immediately prior to any Change of Control of the type described in clause (A)(iii) or (A)(iv) of this Section 11.10, all outstanding Incentives granted pursuant to this Plan shall automatically become fully vested and exercisable, all restrictions or limitations on any Incentives shall automatically lapse and, unless otherwise provided in the applicable Incentive Agreement, all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved or waived by Superior without the necessity of action by any person. As used in the immediately preceding sentence, "immediately prior" to the Change of Control shall mean sufficiently in advance of the Change of Control to permit the grantee to take all steps reasonably necessary (i) if an optionee, to exercise any such option fully and (ii) to deal with the shares purchased or acquired under any such option or any Other Stock-Based Award and any formerly restricted shares on which restrictions have lapsed so that all types of shares may be treated in the same manner in connection with the Change of Control as the shares of Common Stock of other stockholders.

     C. No later than 30 days after a Change of Control of the type described in subsections (A)(i) or (A)(ii) of this Section 11.10 and no later than 30 days after the approval by the Board of a Change of Control of the type described in subsections (A)(iii) or (A)(iv) of this Section 11.10, the Committee, acting in its sole discretion without the consent or approval of any participant (and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), may act to effect one or more of the alternatives listed below, which may vary among individual participants and which may vary among Incentives held by any individual participant:

          (i) require that all outstanding options or Other Stock-Based Awards be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised options and Other Stock-Based Awards and all rights of participants thereunder shall terminate,

          (ii) make such equitable adjustments to Incentives then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary),

          (iii) provide for mandatory conversion of some or all of the outstanding options or Other Stock-Based Awards held by some or all participants as of a date, before or after such Change of Control, specified by the Committee, in which event such options and Other Stock-Based Awards shall be deemed automatically cancelled and the Company shall pay, or cause to be paid, to each such participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such option or Other Stock-Based Award, as defined and calculated below, over the exercise price of such options or the exercise or base price of such Other Stock-Based Awards or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess, or

          (iv) provide that thereafter, upon any exercise of an option or Other Stock-Based Award that entitles the holder to receive Common Stock, the holder shall be entitled to purchase or receive under such option or Other Stock-Based Award, in lieu of the number of shares of Common Stock then covered by such option or Other Stock-Based Award, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the holder would have been entitled pursuant to the terms of the agreement providing for the reorganization, share exchange, merger, consolidation or asset sale, if, immediately prior to such Change of Control, the holder had been the record owner of the number of shares of Common Stock then covered by such option or Other Stock-Based Award.

     D. For the purposes of paragraph (iii) of Section 11.10(C), the "Change of Control Value" shall equal the amount determined by whichever of the following items is applicable:

          (i) the per share price to be paid to stockholders of Superior in any such merger, consolidation or other reorganization,

          (ii) the price per share offered to stockholders of Superior in any tender offer or exchange offer whereby a Change of Control takes place,

          (iii) in all other events, the fair market value per share of Common Stock into which such options being converted are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of conversion of such options, or

          (iv) in the event that the consideration offered to stockholders of Superior in any transaction described in this Section 11.10 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

     11.11 Definition of Fair Market Value. Whenever "Fair Market Value" of Common Stock shall be determined for purposes of this Plan, it shall be determined as follows: (i) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the applicable date, or if no sale of the Common Stock shall have been made on that day, on the next preceding day on which there was a sale of the Common Stock; (ii) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (iii) if the Common Stock is not regularly quoted, the fair market value of a share of Common Stock on the applicable date as established by the Committee in good faith.

     11.12 Loans. In order to assist a participant in acquiring shares of Common Stock pursuant to an Incentive granted under this Plan, the Committee may authorize, at either the time of the grant of the Incentive, at the time of the acquisition of Common Stock pursuant to the Incentive, or at the time of the lapse of restrictions on shares of restricted stock granted under this Plan, the extension of a loan to the participant by the Company. The terms of any loans, including the interest rate, collateral and terms of repayment, will be subject to the discretion of the Committee. The maximum credit available hereunder shall be equal to the aggregate purchase price of the shares of Common Stock to be acquired pursuant to the Incentive plus the maximum tax liability that may be incurred in connection with the Incentive.

                         SUPERIOR ENERGY SERVICES, INC.
               Proxy Solicited on Behalf of the Board of Directors
             for the Annual Meeting of Stockholders on June 4, 2002

    The undersigned hereby appoints Terence E. Hall proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated below, all of the shares of common stock of Superior Energy Services, Inc. (the "Company") that the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held on June 4, 2002, and any adjournments thereof.

                  (continued and to be signed on reverse side.)

                         Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                         SUPERIOR ENERGY SERVICES, INC.


                                  June 4, 2002







               o Please Detach and Mail in the Envelope Provided o


A [X] Please mark
      your votes as
      in this example.

                  FOR all nominees        WITHHOLD
                  listed at right         AUTHORITY
                 (except as marked     to vote for all
                 to the contrary       nominees listed
                      below)               at right
1. Election             [ ]                  [ ]        NOMINEES:
   of six                                               Terence E. Hall
   Directors                                            Justin L. Sullivan
                                                        Richard A. Bachmann
INSTRUCTIONS: To withhold authority to vote for         Joseph R. Edwards
any nominee, strike a line through the nominee's        Ben A. Guill
name listed at right.                                   Richard A. Pattarozzi


           The Board of Directors recommends a vote FOR the nominees
                                  listed below
                              and for Proposal 2.


                                               For     Against      Abstain
2. Approval of the Superior Energy Services,   [ ]       [ ]          [ ]
   Inc. 2002 Stock Incentive Plan.

3. In his discretion, to transact such other business as may properly come before the meeting and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no directions are given, this proxy will be voted for the director nominees listed at left. The proxy holder named above will vote in his discretion on any other matter that may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.













Signature of                   Additional Signature,
Stockholder                    if held jointly                    DATE
            ------------------                 ------------------      --------

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.